EXHIBIT 16
                                                               ----------

                                    KPMG
                              10 South Broadway
                                  Suite 900
                          St. Louis, MO  63102-1761

   Securities and Exchange Commission
   Washington, D.C.  20549

   Ladies and Gentlemen:

   We were previously principal accountants for Equality Bancorp, Inc. and, under the date of May 1, 1999, we reported on the consolidated financial statements of Equality Bancorp, Inc. and subsidiaries as of and for the years ended March 31, 1999 and 1998. On March 15, 2000, we were notified that Equality Bancorp, Inc. engaged Rubin Brown Gornstein & Co. LLP as its principal accountant for the year ending March 31, 2001 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Equality Bancorp Inc.'s consolidated financial statements as of and for the year ending March 31, 2000 and the issuance of our report thereon.

   We have read Equality Bancorp Inc.'s statements included under Item 4 of its Form 8-K dated March 21, 2000 and we agree with such statements, except that we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B. Therefore, we take no position with respect to Equality Bancorp Inc.'s statements contained in the fourth paragraph of Item 4. In addition, we are not in a position to agree or disagree with Equality Bancorp Inc.'s statements that:

   A) Rubin Brown Gornstein & Co. LLP has been engaged for ALL (EMPHASIS ADDED) of Equality Bancorp Inc.'s audit and tax work,
   B)   the change was approved by the board of directors,
   C) Rubin Brown Gornstein & Co. LLP was not engaged regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on Equality Bancorp Inc.'s financial statements, nor
   D) Rubin Brown Gornstein & Co. LLP was consulted on any matter that was the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-B.

   Very truly yours,

   /s/  KPMG LLP

   St. Louis, Missouri
   March 22, 2000